Exhibit 99.1

Contact:	Mark A. Steinkrauss, Vice President, Corporate Relations (312) 592-5384 mark.steinkrauss@teldta.com Julie D. Mathews, Manager, Investor Relations (312) 592-5341 julie.mathews@teldta.com

FOR RELEASE: IMMEDIATE

TDS AND U.S. CELLULAR FURTHER DELAY REPORTING THIRD QUARTER 2005 RESULTS To Provide Updated 2005 Guidance and Issue 2006 Guidance Later Today

CHICAGO - Feb. 27, 2006 - Telephone and Data Systems, Inc. [AMEX:TDS, TDS.S] and United States Cellular Corporation [AMEX:USM] today announced that both companies will not report their third quarter results by Feb. 28, 2006. On Nov. 10, 2005, the companies announced that they would restate financial results for several prior periods resulting in a delay of their third quarter 2005 results. The companies require additional time to complete their financial review, finalize the restatement and obtain required approvals. The ongoing review is related to specific accounting issues, primarily in the area of income taxes.

TDS expects that the review will result in adjustments to income taxes that were not included in the ranges that were provided in the companies' Nov. 10, 2005 press release relating to expected results of a restatement. The adjustments will result in a tax benefit for the third quarter 2004, representing a decrease in tax expense and increase in net income and earnings per share. Except for the effect of this tax benefit in 2004, the ranges previously disclosed for TDS on a consolidated basis continue to represent management's expectations. The tax benefit does not change ranges previously disclosed for U.S. Cellular on Nov. 10, 2005. The companies' analysis of taxes is not yet complete and is subject to further review. The date of the third quarter 2005 conference call and web cast will be announced at a later time.

TDS and U.S. Cellular did not file their third quarter 2005 Forms 10-Q on a timely basis because both companies are restating financial results for the first and second quarters of 2005, the years ended Dec. 31, 2002 - 2004, each of the quarters of 2003 and 2004, and certain related financial data for the years 2000 and 2001. It is necessary to complete the restatements on amended Forms 10-Q and 10-K before the companies can file their Forms 10-Q for the quarter ended Sept. 30, 2005.

Due to the lengthy restatement process, the companies said that they do not expect to file their Forms 10-K for the year ended Dec. 31, 2005 and their Forms 10-Q for the quarter ending March 31, 2006 on a timely basis. To be filed on a timely basis, the Forms 10-K for the year ended Dec. 31, 2005 are due in March 2006 and the Forms 10-Q for the quarter ending March 31, 2006 are due in May 2006. The companies plan to file the restatements, their Forms 10-Q for the quarter ended Sept. 30, 2005, their Forms 10-K for the year ended Dec. 31, 2005 and their Forms 10-Q for the quarter ending March 31, 2006 sequentially when each of the filings is complete. The last filings may not be made until late May or in June 2006.

Both companies have requested from the American Stock Exchange (AMEX) an extension until June 30, 2006 to regain compliance with the AMEX listing standards. Previously, the AMEX notified both companies that it had accepted their plans to regain compliance with AMEX listing standards and granted both companies an extension until Feb. 28, 2006.

On Nov. 15, 2005, TDS and U.S. Cellular received notices from the staff of the AMEX indicating that both companies were not in compliance with listing standards, due to their failure to file quarterly reports on Forms 10-Q for the quarter ended Sept. 30, 2005 on a timely basis. The failure by TDS and U.S. Cellular to file Forms 10-K for the year ended Dec. 31, 2005 and their Forms 10-Q for the quarter ending March 31, 2006 on a timely basis will also result in non-compliance with the AMEX listing standards. Both companies will regain compliance with the AMEX listing standards when they have filed with the Securities and Exchange Commission their Forms 10-Q for the quarter ended Sept. 30, 2005, their Forms 10-K for the year ended Dec. 31, 2005 and their Forms 10-Q for the quarter ending March 31, 2006.

The restatements and failure to file quarterly reports resulted in defaults under revolving credit agreements between the companies and certain lenders and under certain forward contracts between subsidiaries of the companies and a counterparty. Waivers of such defaults have been extended through March 31, 2006. Both companies have begun discussions with their lenders about obtaining further extensions of waivers for the filing of the restatements, the Forms 10-Q for the quarter ended Sept. 30, 2005, their Forms 10-K for the year ended Dec. 31, 2005 and their Forms 10-Q for the quarter ending March 31, 2006 with the Securities and Exchange Commission.

TDS and U.S. Cellular intend to issue a press release later today to update 2005 guidance and to issue 2006 guidance.

About TDS
TDS, a FORTUNE® 500 company, is a diversified telecommunications corporation founded in 1969. Through its strategic business units, U.S. Cellular and TDS Telecom, TDS operates primarily by providing wireless, local telephone and broadband services. TDS builds value for its shareholders by providing excellent communications services in growing, closely related segments of the telecommunications industry. As of Sept. 30, 2005, the company employed 11,700 people and served 6.5 million customers/units in 36 states.

About U.S. Cellular
As of Sept. 30, 2005, U.S. Cellular, the nation's sixth-largest wireless service carrier, provided wireless service to 5.3 million customers in 25 states. The Chicago-based company operates on a customer satisfaction strategy, meeting customer needs by providing a comprehensive range of wireless products and services, superior customer support and a high-quality network.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995: All information set forth in this news release, except historical and factual information, represents forward-looking statements. This includes all statements about the company's plans, beliefs, estimates and expectations. These statements are based on current estimates, projections and assumptions, which involve certain risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Important factors that may affect these forward-looking statements include, but are not limited to: The final results of the restatements and results of operations for the quarter ended Sept. 30, 2005; possible future restatements; possible material weaknesses in internal controls; the ability of U.S. Cellular to successfully manage and grow the operations of the Chicago MTA and newly launched markets; changes in the overall economy; changes in competition in the markets in which U.S. Cellular and TDS Telecom operate; changes due to industry consolidation; advances in telecommunications technology, including Voice over Internet Protocol; changes to access and pricing of unbundled network elements; changes in the state and federal telecommunications regulatory environment; changes in the value of investments, including variable prepaid forward contracts; an adverse change in the ratings afforded TDS and U.S. Cellular debt securities by accredited ratings organizations; uncertainty of access to the capital markets; pending and future litigation; acquisitions/divestitures of properties and/or licenses; and changes in customer growth rates, average monthly revenue per unit, churn rates, roaming rates and the mix of products and services offered in U.S. Cellular and TDS Telecom markets. Investors are encouraged to consider these and other risks and uncertainties that are discussed in the Form 8-K used by TDS and U.S. Cellular to furnish this press release to the Securities and Exchange Commission, which are incorporated by reference herein.

For more information about TDS and its subsidiaries, visit the web sites at:
TDS: www.teldta.com	TDS Telecom: www.tdstelecom.com
USM: www.uscellular.com	TDS Metrocom www.tdsmetro.com